SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



   DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):       AUGUST 28, 2002




                         CONSUMERS FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



      Pennsylvania                   0-2616                  23-1666392
(State or Other Jurisdiction  (Commission File No.)       (I.R.S. Employer
     of Incorporation)                                   Identification No.)



1513 Cedar Cliff Drive, Camp Hill, Pennsylvania             17011
     (Address of Principal Executive Offices)             (Zip Code)



                                  717-761-4230
              (Registrant's Telephone Number, Including Area Code)


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                            FORM 8-K CURRENT REPORT


ITEM  1.         CHANGES  IN  CONTROL  OF  REGISTRANT

     On August 28, 2002, CFC Partners, Ltd., a New York corporation (CFC Partners), acquired a 51.2% interest in the voting common stock of Consumers Financial Corporation (the "Company") through the issuance by the Company of 2,700,000 authorized but previously unissued shares. CFC Partners paid $108,000 in cash for the shares it acquired. CFC Partners had obtained an option to acquire the shares of the Company in March 2002, but the option was not exercisable until the Company completed a tender offer to its preferred shareholders. The tender offer was completed on August 23, 2002.

     The Company had been proceeding with a Plan of Liquidation and Dissolution (the Plan of Liquidation) previously approved by its shareholders. However, the Board of Directors determined that the transaction with CFC Partners, together with the above-referenced tender offer, is in the best interest of the Company's shareholders because it has the potential to produce future value for the common shareholders, who were not expected to receive any distribution under the Plan of Liquidation, while permitting the preferred shareholders to exchange their shares for cash. Accordingly, the Plan of Liquidation has been discontinued. CFC Partners has indicated its intention to merge or otherwise combine various existing businesses with the Company.

     Under Pennsylvania laws, the new shares of common stock issued to CFC Partners will not be permitted to vote on any matters unless and until such voting rights are restored by the remaining common shareholders (i.e., excluding CFC Partners) through a solicitation of proxies. CFC Partners intends to commence such a solicitation of proxies as soon as possible.

     In connection with the issuance of the new shares, Donald J. Hommel, who is the president of CFC Partners, was appointed as a director of the Company to fill a current vacancy on the Company's Board of Directors. James C. Robertson and John E. Groninger, who had been directors of the Company for more than 30 years, resigned from the Board following the appointment of Mr. Hommel. Mr. Hommel was named as the Company's President and Chief Executive Officer as well.


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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       CONSUMERS FINANCIAL CORPORATION
                                                 Registrant




Date:  September 4, 2002               By  /S/ Donald J. Hommel
       -------------------                 -------------------------------------
                                           Donald J. Hommel
                                           President and Chief Executive Officer


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